Exhibit 99.1

HSW International and World Book, Inc. Announce

Exclusive Content Partnership for China

ATLANTA, Georgia—September 23, 2008—HSW International, Inc. (NASDAQ: HSWI), a developer and operator of Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high quality information, and World Book, Inc., publishers of the world’s best selling encyclopedia that sets the standard for accurate, current and reliable reference information, today announced an exclusive digital content partnership for China.

Over the next fifteen months, World Book will create thousands of original Chinese-language articles providing information on all branches of knowledge, including arts, sciences, history, technology, mathematics, sports, and recreation, exclusively for HSW International’s Beijing-based website, BoWenWang (http://www.bowenwang.com.cn/), which in English means wide learning and encyclopedia knowledge.

Today’s announcement is the second significant content partnership for HSW International.  The Company’s digital publishing platform is designed to enable the rapid deployment and search-engine awareness of credible, informational content.  In October 2007, HSW International received the exclusive digital publishing rights in China and Brazil for translated content from HowStuffWorks.com, a division of Discovery Communications.

Already many of these articles and topics rank on the first page of organic search results for their subject-matter key words on the leading search engines in China and Brazil.  This allows the Company to attract an audience that has an identified interest in any given topic, providing a valuable, pre-qualified audience for advertisers.  Leveraging this platform, the Company’s partnership with World Book provides a turn-key opportunity for World Book to begin digitally publishing content in the world’s largest emerging market.

“HSW International’s dedication to deploying quality information is a perfect fit with our commitment to publishing the best in encyclopedic content,” said Paul Gazzolo, President of World Book.  “This partnership is an excellent way for audiences in China to gain access to the comprehensive and authoritative content we will create exclusively for BoWenWang.”  Gazzolo continued, “HSW International has the strength and know-how to turn quality content into winning websites, allowing World Book to stay focused on curriculum-based educational products for schools and libraries.”

HSW International launched BoWenWang in June 2008 as a Chinese-language website to provide high quality knowledge-based content to China’s Internet users, fulfilling both information needs and curiosity.  The quality and breadth of its content provides a wealth of information for readers and drives BoWenWang’s high visibility in consumer searches, offering compelling opportunities for marketers to engage with highly targeted audiences.  The site has published thousands of articles to date, including content from HowStuffWorks.com which has been translated and localized by BoWenWang’s Beijing-based editorial staff, and original content created for the Beijing 2008 Olympic Games.

World Book is the industry leader in authoritative and engaging encyclopedias, reference sources, and the award-winning World Book Web suite of digital products for schools and libraries.  For over 90 years, World Book has been committed to publishing encyclopedias and other reference and education products that meet the highest standards of editorial excellence while engaging the minds of learners of all ages.  World Book products are sold in dozens of countries around the globe.

 “The addition of the content created by World Book is another important step toward our goal of BoWenWang becoming a leading platform for high-quality information relevant to Chinese consumers and advertisers,” said Gregory Swayne, President and Chief Operating Officer of HSW International.  “This is the first time that Internet audiences in China will have free access to a vast amount of wide ranging, authoritative information from one of the world’s most respected and credible reference sources.  Additionally, we hope to see BoWenWang become one of the primary information destinations for the more-than 250 million students in China.”

The new material from World Book will significantly increase the depth and breadth of content on BoWenWang.  World Book will provide content under the partnership that is in compliance with China’s laws and regulations.

About HSW International, Inc.

HSW International, Inc. (NASDAQ: HSWI) develops and operates Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high quality information.  The Company’s leading brands BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br) provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information.  HSW International is the exclusive licensee for the translation and publication of content from HowStuffWorks.com, a subsidiary of Discovery Communications, in China and Brazil.  The Company is headquartered in Atlanta and incorporated in Delaware.

About World Book

World Book, Inc. sets the standard in publishing accurate, current, and reliable reference and learning materials for students of all ages.  Based in Chicago, Illinois, World Book is committed to creating learning materials that meet the highest standards of editorial excellence while leveraging the advantages of online delivery.  This commitment has resulted in a wide range of products including the number-one selling The World Book

Encyclopedia, and the award-winning World Book Web digital reference suite, including World Book Kids, and the recently-launched World Book Advanced.  World Book (www.worldbook.com) is a Scott Fetzer company, a subsidiary of Berkshire Hathaway, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “will” and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International's filings with the SEC, and include but are not limited to: reliance on third parties such as World Book for content; economic and industry conditions specific to China and Brazil, such as the state of the telecommunications and internet infrastructure in China and Brazil and uncertainty regarding protection of intellectual property in China and Brazil; challenges inherent in developing an online business in China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the internet sector in China; general industry conditions and competition; general economic conditions, such as interest rate and currency exchange rate fluctuations; and restrictions on certain intellectual property under agreements with third parties. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

For Further Information:
HSW International Investor Relations
telephone: +1 (404) 926-0660
email: ir@hswint.com

or

Rebecca Kogan
Gavin Anderson & Co.
telephone: +1 212 515 1968
email: rkogan@gavinanderson.com